Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of November 22, 2023, that only one statement containing the information required by Schedule 13D, and each amendment thereto, need be filed with respect to the ownership of each of the undersigned of shares of common stock of Cartesian Therapeutics, Inc., a Delaware corporation, and the statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

Murat Kalayoglu

/s/ Murat Kalayoglu

SEVEN ONE EIGHT THREE FOUR IRREVOCABLE TRUST

By:	/s/ Sinan Kalayoglu
Sinan Kalayoglu, Trustee

ELIZABETH HOGE

/s/ Elizabeth Hoge

SINAN KALAYOGLU

/s/ Sinan Kalayoglu